Exhibit 99.1

Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces First Quarter Fiscal Year 2020 Financial Results

- Company Reiterates Guidance for Fiscal Year 2020 -

SANTA PAULA, Calif.-- (BUSINESS WIRE) -- March 11, 2020 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq:LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development investments, today reported financial results for the first quarter ended January 31, 2020.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “Our overall seasonally soft first quarter of fiscal 2020 results generated slightly higher lemon volume, but was offset by lower pricing due to the high winds that reduced the amount of higher priced fancy lemons available for sale. Avocados, oranges and specialty citrus revenue increased compared to the same period last year and our real estate development project, Harvest at Limoneira, has now closed 244 lot sales, including 34 during our first quarter of fiscal 2020.”

Mr. Edwards continued, “During the past few weeks of our second quarter of fiscal 2020, we have experienced reduced lemon and orange pricing due to the negative impact COVID-19 is having on consumer demand in Asian countries and supply chain disruptions. This situation is also currently creating an oversupply of lemons and oranges domestically. We are updating our full fiscal year 2020 guidance and now expect improvements in our avocados to be offset by a currently challenging environment in our citrus offerings. We expect full fiscal year 2020 adjusted EBITDA to increase compared to last year to a range of $15 million to $20 million”.

Fiscal Year 2020 First Quarter Results

For the first quarter of fiscal year 2020, total net revenue was $41.7 million, compared to total net revenue of $42.0 million in the first quarter of the previous fiscal year. Agribusiness revenue was $40.5 million, compared to $40.8 million in the first quarter last fiscal year. Other revenue was essentially flat compared to the prior year at $1.2 million for the first quarter of fiscal year 2020.

Agribusiness revenue for the first quarter of fiscal year 2020 includes $27.0 million in fresh lemon sales, compared to $30.9 million of fresh lemon sales during the same period of fiscal year 2019, with the decrease primarily the result of lower prices partially offset by an increase in volume of fresh lemons. Approximately 1,280,000 cartons of fresh lemons were sold during the first quarter of fiscal year 2020 at a $21.12 average price per carton compared to approximately 1,272,000 cartons sold at a $24.30 average price per carton during the first quarter of fiscal year 2019. The Company recognized $0.2 million of avocado revenue in the first quarter of fiscal year 2020, compared to minimal avocado revenue in the same period last fiscal year. Approximately 125,000 pounds of avocados were sold during the first quarter of fiscal year 2020 at a $1.34 average price per pound.

The Company recognized $2.3 million of orange revenue in the first quarter of fiscal year 2020, compared to $0.9 million in the same period of fiscal year 2019, attributable to higher volume partially offset by lower prices. Approximately 196,000 cartons of oranges were sold during the first quarter of fiscal year 2020 at a $6.71 average price per carton, compared to approximately 124,000 cartons sold at a $7.63 average price per carton during the first quarter of fiscal year 2019. Additionally, in the first quarter of fiscal year 2020, $0.9 million of oranges were purchased for resale. Specialty citrus and other crop revenues were $1.9 million in the first quarter of fiscal year 2020, compared to $1.3 million in the first quarter of fiscal year 2019. The increase was primarily due to higher volume and a decrease in price of specialty citrus.

Total costs and expenses for the first quarter of fiscal year 2020 increased to $50.1 million, compared to $45.0 million in the first quarter of last fiscal year. The first quarter of fiscal year 2020 increase in operating expenses was primarily attributable to increases in agribusiness and selling, general and administrative costs and expenses. Costs associated with agribusiness include packing costs, harvest costs, growing costs, costs related to the fruit procured and sold for third-party growers and depreciation and amortization expense.

Operating loss for the first quarter of fiscal year 2020 was $8.5 million, compared to a loss of $3.0 million in the first quarter of the previous fiscal year.

Net loss applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2020 was $6.6 million, compared to a net loss of $4.8 million in the first quarter of fiscal year 2019. Net loss per diluted share for the first quarter of fiscal year 2020 was $0.37 and $0.28 for fiscal year 2019.

Excluding the non-cash unrealized loss on stock in Calavo Growers, Inc. (“Calavo”) and equity in earnings of Limoneira Lewis Community Builders, LLC (“LLCB”), adjusted net loss applicable to common stock was $5.2 million or $0.30 per diluted share, compared to first quarter of fiscal year 2019 adjusted net loss of $2.0 million or $0.11 per diluted share.

Adjusted EBITDA was a loss of $5.1 million in the first quarter of fiscal year 2020, compared to a loss of $0.6 million in the same period of fiscal year 2019. A reconciliation of adjusted EBITDA to net income is provided at the end of this release.

Balance Sheet and Liquidity

During the first quarter of fiscal year 2020, net cash used in operating activities was $12.2 million, compared to $4.5 million in the prior fiscal year. For the first quarter of fiscal year 2020, net cash used in investing activities was $6.5 million, compared to $9.8 million in the prior fiscal year. Net cash provided by financing activities in the first quarter of fiscal year 2020 was $19.1 million, compared to net cash provided by financing activities of $14.9 million during the same period last fiscal year.

Long-term debt as of January 31, 2020 was $126.6 million, compared to $105.9 million at the end of fiscal year 2019.

Real Estate Development

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, now named Harvest at Limoneira, broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. Grading began in November 2017 and the joint venture received lot deposits from two national homebuilders, Lennar and KB Home, in fiscal year 2018. Initial lot sales representing 210 residential units closed in fiscal year 2019. In addition, the joint venture closed on 34 lots in the first quarter of fiscal year 2020. Over the 6 to 9-year life of this project, the joint venture will have approximately 1,500 total residential units built and sold.

In the first quarter of fiscal year 2020, the Company entered into an agreement to sell its Sevilla property for $2,700,000. After transaction and other costs, the Company expects to receive proceeds of approximately $2,550,000 and recognize an insignificant gain. At January 31, 2020, the $2,543,000 carrying value of the property was classified as held for sale.

Updated Fiscal Year 2020 Outlook

For fiscal year 2020, the Company is providing adjusted EBITDA guidance and lemon volume guidance by cartons and will not be providing earnings per share guidance going forward. The Company believes adjusted EBITDA can facilitate a more complete analysis and greater transparency into its ongoing results of operations and remove certain non-cash items that create fluctuations in its earnings per share. These items include:

•	Depreciation and amortization, which will be increasing on an annual basis from recent and expected future acquisitions,

•	The requirement to mark-to-market the price of Calavo stock in net income, and

•	The expected equity in earnings generated from Harvest at Limoneira.

For fiscal year 2020, the Company is updating adjusted EBITDA expectations, due to the negative impact COVID-19 is having on consumer demand in Asian countries and supply chain disruptions. Excluding the non-cash mark-to-market on stock in Calavo and equity in earnings from Harvest at Limoneira, adjusted EBITDA for fiscal year 2020 is expected to be in the range of $15 million to $20 million, compared to previous guidance of $22 million to $26 million.

For fiscal year 2020, the Company and its international affiliates continue to expect to sell 7.5 to 9.5 million cartons of fresh lemons globally. Included in the global cartons estimate are 5.0 to 6.0 million cartons the Company expects to sell domestically.

Longer-Term Growth Pipeline

Looking into fiscal year 2020 and beyond, the Company has an additional 1,200 acres of non-bearing lemons estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 300 of the 1,200 acres to become full bearing in fiscal year 2021. Beyond these 1,200 acres, Limoneira intends to plant an additional 250 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2020 level by approximately 50%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. and international callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through March 25, 2020, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13699683.

About Limoneira Company

Limoneira Company, a 126-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lç moñ âra) is a dedicated sustainability company with 15,700 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal year 2020, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	January 31, 2020	October 31, 2019
Assets
Current assets:
Cash	$874	$616
Accounts receivable, net	26,524	18,099
Cultural costs	3,455	7,223
Prepaid expenses and other current assets	11,681	8,153
Income taxes receivable	979	979
Total current assets	43,513	35,070

Property, plant and equipment, net	248,193	248,114
Real estate development	17,515	17,602
Equity in investments	60,785	58,223
Investment in Calavo Growers, Inc.	15,322	17,346
Goodwill	1,839	1,839
Intangible assets, net	12,122	12,407
Other assets	9,359	9,266
Total assets	$408,648	$399,867

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,193	$4,974
Growers payable	9,400	14,500
Accrued liabilities	10,271	9,167
Current portion of long-term debt	2,998	3,023
Total current liabilities	30,862	31,664
Long-term liabilities:
Long-term debt, less current portion	126,604	105,892
Deferred income taxes	21,328	24,346
Other long-term liabilities	6,227	5,467
Total liabilities	185,021	167,369
Commitments and contingencies	—	—

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at January 31, 2020 and October 31, 2019) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at January 31, 2020 and October 31, 2019) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at January 31, 2020 and October 31, 2019)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,857,707 and 17,756,180 shares issued and outstanding at January 31, 2020 and October 31, 2019, respectively)	179	178
Additional paid-in capital	160,869	160,254
Retained earnings	45,199	53,089
Accumulated other comprehensive loss	(8,387)	(7,255)
Noncontrolling interest	14,957	15,422
Total stockholders’ equity	212,817	221,688
Total liabilities and stockholders’ equity	$408,648	$399,867

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended January 31,
	2020	2019
Net revenues:
Agribusiness	$40,483	$40,800
Other	1,173	1,218
Total net revenues	41,656	42,018
Costs and expenses:
Agribusiness	42,543	38,916
Other operations	1,269	1,107
Selling, general and administrative	6,310	5,015
Total costs and expenses	50,122	45,038
Operating loss	(8,466)	(3,020)
Other expense:
Interest income, net	55	147
Equity in (loss) earnings of investments	(120)	42
Unrealized loss on stock in Calavo Growers, Inc.	(2,024)	(3,910)
Other income, net	515	304
Total other expense	(1,574)	(3,417)

Loss before income tax benefit	(10,040)	(6,437)
Income tax benefit	3,136	1,761
Net loss	(6,904)	(4,676)
Net loss (income) attributable to noncontrolling interest	477	(17)
Net loss attributable to Limoneira Company	(6,427)	(4,693)
Preferred dividends	(125)	(125)
Net loss attributable to common stock	$(6,552)	$(4,818)

Basic net loss per common share	$(0.37)	$(0.28)

Diluted net loss per common share	$(0.37)	$(0.28)

Weighted-average common shares outstanding-basic	17,579,000	17,488,000
Weighted-average common shares outstanding-diluted	17,579,000	17,488,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes unrealized loss on stock in Calavo, LLCB earnings in equity investment and impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. In addition, we have presented adjusted net loss attributable to Limoneira Company and adjusted loss per common share attributable to Limoneira Company to reflect the exclusion of unrealized loss on stock in Calavo and LLCB earnings in equity investment. This presentation is an important measure to evaluate the Company's results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Updated Fiscal Year 2020 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA and adjusted EBITDA are summarized and reconciled to net loss attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended January 31,
	2020	2019
Net loss attributable to Limoneira Company	$(6,427)	$(4,693)
Interest income, net	(55)	(147)
Income tax benefit	(3,136)	(1,761)
Depreciation and amortization	2,565	2,126
EBITDA	(7,053)	(4,475)
Unrealized loss on stock in Calavo Growers, Inc.	2,024	3,910
LLCB earnings in equity investment	(55)	—
Adjusted EBITDA	$(5,084)	$(565)
The following is a reconciliation of net loss attributable to Limoneira Company to adjusted net loss attributable to Limoneira Company (in thousands, except share amounts):

	Three Months Ended January 31,
	2020	2019
Net loss attributable to Limoneira Company	$(6,427)	$(4,693)
Preferred dividends and effect of unvested, restricted stock	(142)	(141)
Net loss for basic EPS	(6,569)	(4,834)
Unrealized loss on stock in Calavo (net of tax)	1,372	2,839
LLC earnings in equity investment (net of tax)	(37)	—
Adjusted net loss attributable to Limoneira Company	$(5,234)	$(1,995)

Adjusted net loss for diluted EPS	$(5,234)	$(1,995)

Actual:
Basic net loss per common share	$(0.37)	$(0.28)
Diluted net loss per common share	$(0.37)	$(0.28)

Weighted-average common shares outstanding-basic	17,579,000	17,488,000
Weighted-average common shares outstanding-diluted	17,579,000	17,488,000
Adjusted:
Basic net (loss) income per common share	$(0.30)	$(0.11)
Diluted net (loss) income per common share	$(0.30)	$(0.11)

Weighted-average common shares outstanding-basic	17,579,000	17,488,000
Weighted-average common shares outstanding-diluted	17,579,000	17,488,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the three months ended January 31, 2020
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
External customers	$32,057	$4,094	$—	$168	$4,164	$40,483
Intersegment revenue	—	7,105	(7,105)	—	—	—
Total net revenues	32,057	11,199	(7,105)	168	4,164	40,483
Costs and expenses	34,351	8,609	(7,105)	473	3,931	40,259
Depreciation and amortization	—	—	—	—	—	2,284
Operating income (loss)	$(2,294)	$2,590	$—	$(305)	$233	$(2,060)

Fresh Lemons	Q1 2020	Q12019	Lemon Packing	Q1 2020	Q12019
United States:			Cartons sold	1,280	1,272

Acres harvested	4,100	3,800	Revenue	$11,199	$11,147
Limoneira cartons sold	574	515	Direct Costs	8,609	8,784
Third-party grower cartons sold	706	757	Operating income	$2,590	$2,363
Average price per carton	$21.12	$24.30
Argentina:			Avocados	Q1 2020	Q12019

Acres harvested	1,200	—	Pounds sold	125	—
Cartons sold	—	—	Average price per pound	$1.34	—
Average price per carton	—	—
			Other Agribusiness	Q1 2020	Q12019
Lemon shipping and handling	$4,100	$4,100	Orange cartons sold	196	124
Lemon by-product sales	$1,000	$2,000	Average price per carton	$6.71	$7.63
Other lemon sales	$3,400	$1,100	Specialty citrus cartons sold	139	81
Chilean/Argentina lemon sales	$600	$400	Average price per carton	$13.61	$15.49

Agribusiness costs and expenses	Q1 2020	Q12019	*FY 2020 Guidance	Current	Previous
Packing costs	$9,156	$8,784	Adjusted EBITDA	$17,500	$24,000
Harvest costs	6,248	4,565
Growing costs	9,779	7,613	U.S. lemon cartons	5,500	5,500
Third-party grower costs	15,076	16,086	International affiliates	3,000	3,000
Depreciation and amortization	2,284	1,868
Agribusiness costs and expenses	$42,543	$38,916	Avocado pounds	5,000	5,000

			*represents mid-range of guidance